Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 11, 2020

Relating to Preliminary Prospectus Supplement dated February 11, 2020 to

Prospectus dated August 27, 2018

Registration No. 333-227056

FINAL PRICING TERMS

SYSCO CORPORATION

$500,000,000 2.400% Senior Notes due 2030

$500,000,000 3.300% Senior Notes due 2050

Issuer:	Sysco Corporation

Expected Ratings*:	A3 (Stable) by Moody’s Investors Service, Inc. BBB+ (Stable) by Standard & Poor’s Ratings Services

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	2.400% Senior Notes due 2030	3.300% Senior Notes due 2050

Principal Amount:	$500,000,000	$500,000,000

Maturity Date:	February 15, 2030	February 15, 2050

Coupon:	2.400%	3.300%

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2020	February 15 and August 15, commencing August 15, 2020

Price to Public:	99.647% of the principal amount	99.811% of the principal amount

Benchmark Treasury:	1.750% due November 15, 2029	2.250% due August 15, 2049

Benchmark Treasury Yield:	1.590%	2.060%

Spread to Benchmark Treasury:	T + 85 bps	T + 125 bps

Yield to Maturity:	2.440%	3.310%

Optional Redemption Provision:

Make-Whole Call:	T + 15 bps	T + 20 bps

Par Call:	On or after November 15, 2029 (three months prior to maturity)	On or after August 15, 2049 (six months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	February 11, 2020

Expected Settlement Date:	T + 2; February 13, 2020

CUSIP/ISIN Numbers:	871829 BK2 / US871829BK24	871829 BJ5 / US871829BJ50

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

PNC Capital Markets LLC

Santander Investment Securities Inc.

Siebert Williams Shank & Co., LLC

SunTrust Robinson Humphrey, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Lloyds Securities Inc.

Rabo Securities USA, Inc.

Scotia Capital (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs KID — No PRIIPs key information document (“KID”) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC at 212-834-4533, TD Securities (USA) LLC at 1-855-495-9846 and Wells Fargo Securities, LLC at 1-800-645-3751.

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